Exhibit 99.1

TO ALL DIRECTORS AND EXECUTIVE OFFICERS OF

OWENS & MINOR, INC.:

Notice of Blackout Period with respect to Trading of Common Stock of Owens & Minor, Inc.

September 17, 2004

As a director or executive officer of Owens & Minor, Inc. (“O&M”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, which prohibit directors and executive officers from engaging in certain transactions in O&M common stock (or associated derivative securities) during a pension blackout period. O&M is required to notify you of pension blackout periods and the resulting restrictions imposed on trading in O&M stock.

This notice is to inform you that the Owens & Minor 401(k) Savings and Retirement Plan (the “Plan”) will be changing its provider of recordkeeping services from American Express Trust Company to Fidelity Investments effective October 1, 2004. The conversion will require that a blackout period be imposed on participants’ transactions in the Plan beginning at 4:00 p.m. Eastern time on September 20, 2004 and ending by October 22, 2004 (the “Blackout Period”). During the Blackout Period, Plan participants will be unable to, among other things, change investment options and contribution rates, initiate loans, and make withdrawals and payments. We will notify you when the Blackout Period ends.

Please note that the Blackout Period overlaps with O&M’s regularly scheduled blackout period you were previously notified about that commenced on August 25, 2004 and will continue through the second business day after O&M’s earnings for the third quarter are announced. Consistent with our standard practice, you will be notified when the “window” period opens, which we anticipate will coincide with the end of the Blackout Period.

During the Blackout Period, you will be unable to purchase, sell or otherwise acquire or transfer any equity securities of O&M. This prohibition also extends to all discretionary transactions in O&M stock held in the Plan. This prohibition is imposed because, during the Blackout Period, participants in the Plan will be unable to enter into transactions under the Plan with respect to O&M stock since the Plan will be in the process of converting between recordkeepers.

If you have any questions concerning this notice or the Blackout Period, please contact Grace R. den Hartog, Senior Vice President, General Counsel & Corporate Secretary, Owens & Minor, 4800 Cox Road, Glen Allen, Virginia 23060, (804) 965-5645, grace.denhartog@owens-minor.com.